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                                                                  EXHIBIT (d)(2)

                             STOCK OPTION AGREEMENT

         This STOCK OPTION AGREEMENT, dated as of September 5, 2000 (the "Agreement"), is by and between Unigraphics Solutions Inc., a Delaware corporation (the "Parent"), and Engineering Animation, Inc., a Delaware corporation (the "Company").

                                    RECITALS

         A. Contemporaneously with the execution and delivery of this Agreement, Parent, the Company and UGS Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Purchaser"), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides for, upon the terms and subject to the conditions set forth therein, (i) the commencement by Purchaser of a tender offer (the "Offer") for all of the issued and outstanding Common Stock, par value $.01 per share of the Company (the "Shares"), at a price per Share equal to the Offer Price (as defined in the Merger Agreement), and (ii) the subsequent merger of Purchaser with and into the Company (the "Merger").

         B. As a condition and inducement to the Parent and Purchaser's entering into the Merger Agreement and incurring the obligations set forth therein, the Parent and Purchaser have requested that the Company grant to Parent an option to purchase Shares from the Company on the terms and conditions set forth herein.

         C. In order to induce the Parent and Purchaser to enter into the Merger Agreement, the Company desires to grant the Parent such an option.

         Terms used but not otherwise defined in this Agreement have the meanings ascribed to such terms in the Merger Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parent and the Company hereby agree as follows:

Section 1.        Grant of Option

         Subject to the other terms and conditions set forth herein, the Company hereby grants to the Parent an irrevocable option (the "Option") to purchase up to the number of Shares which represents 19.9% of all Shares that are issued and outstanding on the date hereof (the "Option Shares"), in the manner set forth herein at a cash purchase price per Share equal to $13.75 (the "Exercise Price"); provided, however, that the number of Option Shares shall in no event exceed 19.9% of the number of Shares that are issued and outstanding immediately prior to the exercise of the Option. The number of Shares that may be purchased upon exercise of the Option and the Exercise Price are subject to adjustment as provided in Section 9 hereof.



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Section 2.        Exercise of Option

         (a) The Option may be exercised by Parent, in whole or in part, at any time or from time to time, after one or more of the following events shall have occurred: (i) pursuant to the Offer, Purchaser acquires at least a majority of the Shares on a fully-diluted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon exercise of any options, warrants or other rights); (ii) any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or other entity or group (a "Person"), other than Parent or its affiliates (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended), acquires or becomes the beneficial owner of 15% or more of the outstanding Shares; (iii) any new group is formed which beneficially owns 15% or more of the outstanding Shares (other than a group which includes Parent or its affiliates),
(iv) any Person (other than Parent or its affiliates) shall have commenced a tender or exchange offer for 15% or more of the then outstanding Shares or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of the Company, or other similar business combination involving the Company; (v) any Person (other than Parent or its affiliates) is granted any option or rights, conditional or otherwise, to acquire or otherwise become the beneficial owner of Shares which, together with all Shares beneficially owned by such Person, results or would result in such Person being the beneficial owner of 15% or more of the outstanding Shares, or
(vi) the Merger Agreement becomes terminable under circumstances which would entitle Parent to a payment under Section 6.04(b) of the Merger Agreement (with any such time being referred to as the "Exercise Event"). For purposes of this
Section 2(a), the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Securities Exchange Act of 1934, as amended.

         Company shall notify Parent promptly in writing of the occurrence of an Exercise Event, it being understood that the giving of such notice by Company shall not be a condition to the right of Parent to exercise the Option. In the event Parent wishes to exercise the Option, Parent shall deliver to Company a written notice (an "Exercise Notice") specifying the total number of Option Shares it wishes to purchase. Each closing of a purchase of Option Shares (a "Closing") shall occur on a date and at a time designated by Parent in an Exercise Notice delivered at least two business days prior to the date of such Closing. Upon the giving by Parent to Company of the Exercise Notice and payment of the aggregate Exercise Price with respect to the Option Shares specified in the Exercise Notice, and provided that the conditions set forth in Section 3 to Company's obligation to issue the Option Shares to Parent hereunder have been satisfied or waived, Parent shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of Company shall then be closed or that certificates representing such Option Shares shall not then be actually delivered to Parent.

         (b) The Option shall terminate upon the earliest to occur of the following: (i) the Effective Time, (ii) 270 days following an Exercise Event, or
(iii) 30 days after the



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date as of which an Exercise Event could no longer occur; provided, however, with respect to the preceding clause (ii), that if the Option cannot be exercised by reason of any applicable government order or because the waiting period related to the issuance of the Option Shares under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or any comparable law in non-U.S. jurisdictions shall not have expired or been terminated, then the Option shall not terminate until the thirtieth business day after such impediment to exercise shall have been removed or shall have become final and not subject to appeal. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

Section 3.        Conditions to Closing

         The obligation of Company to issue the Option Shares to Parent hereunder is subject to the following conditions: (i) any waiting period under the HSR Act or any comparable law in non-U.S. jurisdictions applicable to the issuance of the Option Shares hereunder shall have expired or been terminated;
(ii) all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required in connection with the issuance of the Option Shares hereunder shall have been obtained or made, as the case may be; and (iii) no judgment, order, decree, preliminary or permanent injunction, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint on or prohibition ("Restraints") shall be in effect preventing, enjoining or prohibiting such issuance; provided, however, that each of the parties shall have used its reasonable best efforts to prevent the entry of any such Restraints and to appeal as promptly as possible any such Restraints that may be entered.

Section 4.        Closing

         At any Closing, (i) Company shall deliver to Parent a single certificate in definitive form representing the number of Option Shares designated by Parent in its Exercise Notice, such certificate to be registered in the name of Parent and to bear the legend set forth in Section 11 hereof, and
(ii) Parent shall pay to Company the aggregate Exercise Price for the Shares so designated by cash in the form of a bank or cashier's check or by wire transfer to an account specified by Company. At any Closing at which Parent is exercising the Option in part, Parent shall present and surrender this Agreement to Company, and Company shall deliver to Parent an executed new agreement with the same terms as this Agreement evidencing the right to purchase the balance of the Shares constituting the Option Shares purchasable hereunder. Company shall pay all of its own expenses, and any and all Federal, state and local transfer or issuance taxes, and other similar charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 4.



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Section 5.        Representations and Warranties of the Company

         Company represents and warrants to Parent as follows:

                  (i) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

                  (ii) the execution, delivery and performance of this Agreement by Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or any of the transactions contemplated hereby;

                  (iii) this Agreement has been duly executed and delivered by Company and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms;

                  (iv) except for any filings as may be required under the HSR Act or any comparable law in non-U.S. jurisdictions, Company has taken all necessary corporate and other action to authorize and reserve for issuance and to permit it to issue upon exercise of the Option, and at all times from the date hereof until the termination of the Option will have reserved for issuance, a sufficient number of unissued Shares for Parent to exercise the Option in full and will take all necessary corporate or other action to authorize and reserve for issuance all additional Shares or other securities which may be issuable pursuant to Section 9 upon exercise of the Option, all of which, upon their issuance and delivery in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and free of any preemptive rights;

                  (v) upon delivery of the Option Shares and any other securities to Parent upon exercise of the Option or upon becoming deemed the holder of record of the Option Shares and any other securities upon exercise of the Option, Parent will acquire such Option Shares or other securities free and clear of all Liens, excluding those imposed by Parent;

                  (vi) the execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company will not, conflict with, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company under, (A) the certificate of incorporation or by-laws of Company, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license or similar authorization applicable to the Company or its properties or assets, or (C) except for any filings required under the HSR Act and any comparable law in non-U.S. jurisdictions, any judgment, order, decree,



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statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, other than, in the case of clauses (B) and (C), any such conflicts, violations, defaults, rights, losses or Liens that individually or in the aggregate would not (x) have, or reasonably be expected to have, a material adverse effect on the Company or (y) reasonably be expected to materially impair or delay the ability of the Company to perform its obligations under this Agreement;

                  (vii) no consent, approval, order or authorization of, action by, or in respect of, or registration, declaration or filing with, any Governmental Entity or any other person is required by the Company in connection with the execution and delivery of this Agreement by the Company except for (A) the filing of a pre-merger notification and report form under the HSR Act and the expiration or termination of the waiting period thereunder and the filing of comparable pre-merger notifications in non-U.S. jurisdictions, if applicable, and the expiration of any waiting periods thereunder; and (B) such consents, approvals, orders or authorizations the failure of which to be made or obtained individually or in the aggregate would not (x) have, or reasonably be expected to have, a material adverse effect on the Company or (y) reasonably be expected to materially impair or delay the ability of the Company to perform its obligations under this Agreement or the Stock Option Agreement;

                  (viii) none of the Company, any of its affiliates or anyone acting on its or their behalf, has issued, sold or offered any security of the Company to any person under circumstances that would cause the issuance and sale of the Option Shares, as contemplated by this Agreement, to be subject to the registration requirements of the Securities Act and, assuming the representations and warranties of Parent contained in clause (iv) of Section 6 are true and correct, the issuance, sale and delivery of the Option Shares hereunder will be exempt from the registration and prospectus delivery requirements of the Securities Act (and Company shall not take any action which would cause the issuance, sale and delivery of the Option Shares hereunder not to be exempt from such requirements); and

                  (viii) until the Option has been exercised or terminated in full and Parent no longer holds any Option Shares, the Company shall not amend the Company Rights Plan nor adopt any other stockholders' rights plan or similar arrangement so as to restrict the exercise (in whole or in part) of the Option, the beneficial ownership by Parent or any of its affiliates of any of the Option Shares, or the consummation of the other transactions contemplated hereby.

Section 6.        Representations and Warranties of Parent

         Parent represents and warrants to the Company as follows:

                  (i) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to execute, deliver and perform this Agreement;



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                  (ii) the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or any of the transactions contemplated hereby;

                  (iii) this Agreement has been duly executed and delivered by Parent and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms; and

                  (iv) any Shares acquired upon exercise of the Option will not be acquired by Parent with a view to the public distribution thereof in violation of applicable law and Parent will not sell or otherwise dispose of such shares in violation of applicable law or this Agreement.

Section 7.        Repurchase Right

         (a)      Purchase and Purchase Price

         At the request of Parent at any time during the period during which this Option is exercisable (the "Purchase Period"), the Company (or any successor entity thereof) shall, subject to the limitation set forth in Section 10, purchase from Parent (x) all or any portion of the Option at the price set forth in subparagraph (i) below or (y) all or any portion of the Option Shares, if any, acquired by Parent pursuant to the Option at the price set forth in subparagraph (ii) below.

                  (i) The purchase price for the applicable portion of the Option shall be the difference between the "Market/Offer Price" (as defined below) for a Share as of the date Parent gives notice of its intent to exercise its rights under this Section 7 and the Exercise Price, multiplied by the number of Option Shares purchasable pursuant to the Option (or portion thereof with respect to which Parent is exercising its rights under this Section 7), but only if the Market/Offer Price is greater than the Exercise Price. For purposes of this subparagraph (i), "Market/Offer Price" shall mean, as of any date, the higher of (x) the highest price per share offered as of such date pursuant to any Company Takeover Proposal which was initiated prior to such date and not withdrawn as of such date and (y) the highest Fair Market Value of a Share during the ten (10) trading days prior to such date. "Fair Market Value" shall mean the average of the closing prices for a Share as reported by the Nasdaq National Market on the five trading days immediately preceding the applicable date (or if Shares are not then listed on the Nasdaq National Market, as reported by the principal trading market on which such shares are then traded).

                  (ii) The purchase price of the Option Shares shall be the product of (x) the Market/Offer Price multiplied by (y) the number of Shares so purchased.



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         (b)      Payment and Redelivery of Shares

         In the event Parent exercises its rights under Section 7(a), Company shall, within three (3) business days after Parent delivers notice pursuant to
Section 7(a) (which notice may be delivered prior to consummation of the exercise of the Option), pay the required amount to Parent in immediately available funds and Parent shall surrender to Company the Option or the certificates evidencing the Shares purchased by Parent pursuant thereto, and Parent shall represent and warrant that it owns such Shares and that such Shares are then free and clear of all claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever.

Section 8.        Registration Rights

         (a) At any time and from time to time following the termination of the Merger Agreement, Parent may request, by written notice (a "Registration Notice") to the Company, that the Company register under the Securities Act of 1933, as amended (the "Securities Act") all or any part of the Option Shares (the "Registrable Securities") in order to permit the public sale or other disposition of such shares.

         (b) The Company shall, as promptly as possible following receipt of a Registration Notice, prepare and file a registration statement under the Securities Act covering the Registrable Securities and use its best efforts to cause, as promptly as possible, the Securities and Exchange Commission to declare such registration statement effective and to maintain the effectiveness of such registration statement until the earlier of 180 days after the effective date and the date on which all of the Registrable Securities covered by the registration statement have been sold; provided, however, that (i) Parent shall not be entitled to more than an aggregate of two effective registration statements hereunder and (ii) the Company may delay filing any such registration statement for up to 40 days after a Registration Notice is received if the Company is in possession of material non-public information that its board of directors in good faith determines would be materially detrimental if disclosed at such time and, in the written opinion of counsel to the Company, such information would have to be disclosed if a registration statement were filed at that time. The Company shall cause any Registrable Securities registered pursuant to this Section 8 to be qualified for sale under the securities or blue sky laws of such jurisdictions as Parent may reasonably request and shall continue such registration or qualification in effect in such jurisdictions; provided, however, that Company shall not be required to qualify to do business in, or consent to general service of process in, any jurisdiction by reason of this provision.

         (c) The registration rights set forth in this Section 8 are subject to the condition that Parent shall provide Company with such information with respect to itself and its plan for distribution for the Registrable Securities as is necessary to enable Company to include in a registration statement all material facts required to be disclosed with respect thereto.




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         (d) A registration effected under this Section 8 shall be effected at
Company's expense, except for underwriting discounts and commissions and the fees and expenses of counsel to Parent, and Company shall provide such documentation (including certificates, opinions of counsel and "comfort" letters from auditors) as are customary in connection with underwritten public offerings. In connection with any underwritten registration, the parties agree
(i) to indemnify each other and any underwriters in the customary manner, (ii) if applicable, to enter into an underwriting agreement in form and substance customary for transactions of this type with the underwriters participating in such offering, and (iii) to take all further actions which shall be reasonably necessary to effect such registration and sale (including if any managing underwriter deems it necessary, participating in road show presentations).

Section 9.        Adjustment Upon Changes in Capitalization

         In the event of any change in the Shares by reason of stock dividends, split-ups, mergers (other than the Merger), recapitalizations, combinations, exchanges of shares and the like, the type and number of shares or securities subject to the Option, and the Exercise Price, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction so that Parent shall receive, upon exercise of the Option, the number and class of shares or other securities or property that Parent would have received in respect of the Shares if the Option had been exercised immediately prior to such event or the record date therefor, as applicable.

Section 10.       Cash Payment Limitation

         Notwithstanding any other provision of this Agreement, in no event shall the Maximum Cash Payment exceed $8.0 million. For purposes of this Agreement, the term "Maximum Cash Payment" shall mean the aggregate amount of the following: (i) the Termination Fee received by Parent pursuant to Section 6.04(b) of the Merger Agreement; (ii) the amount of cash received by Parent pursuant to the exercise of the cash-out right with respect to the Option under
Section 7(a)(i) hereof; and (iii) the amount by which proceeds realized by Parent upon any and all dispositions of the Option or any Option Shares by Parent (other than to the Company pursuant to Section 7(a) hereof) exceeds the Exercise Price paid by Parent therefor. Should the Maximum Cash Payment exceed $8.0 million at any time or from time to time, Parent agrees to remit promptly to Company the amount of any such excess, including any excess received upon any disposition of the Option or any Option Shares to any third party.

Section 11.       Restrictive Legend

         Each certificate representing Option Shares issued to Parent hereunder shall bear a legend in substantially the following form:





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              THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN
              REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

Section 12.       Listing and HSR Filing

         Company promptly shall take any action necessary for the Shares to be acquired upon exercise of the Option to be listed on the Nasdaq National Market (or if Shares are not then listed on the Nasdaq National Market, as reported by the principal trading market on which such shares are then traded) and use its best efforts to obtain approval of such listing. Each of the parties hereto shall file with the appropriate Governmental Authority all required premerger notification and report forms and other documents and exhibits required to be filed under the HSR Act and any comparable law in non-U.S. jurisdictions promptly after the date such a filing is permitted to be made, to permit the acquisition of the Option Shares at the earliest possible date.

Section 13.       Binding Effect

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto and their respective successors and permitted assigns any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 14.       Specific Performance

         The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, neither party will allege, and each party hereby waives the defense, that there is an adequate remedy at law.

Section  15.      Entire Agreement

         This Agreement, the Merger Agreement (including the documents and instruments referred to therein), and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.





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Section 16.       Further Assurances

         Each party will execute and deliver all such further documents and instruments and take all such further action as may be necessary in order to constitute the transactions contemplated hereby.

Section 17.       Severability

         If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 18.       Notices

         All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)      if to Parent, to:

                           Unigraphics Solutions Inc.
                           13736 Riverport Drive
                           Maryland Heights, MO 63043
                           Telecopy No.: (314) 344-2677
                           Attention:       J. Randall Walti

                  with copies to:

                           Bryan Cave LLP
                           700 13th Street, N.W.
                           Washington, DC 20005
                           Telecopy No.:  (202) 508-6200
                           Attention:       William F. Bavinger



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         (b)      if to the Company, to

                           Engineering Animation, Inc.
                           2321 North Loop Drive
                           Ames, IA 50010
                           Telecopy No.: (515) 296-6941
                           Attention:  Jamie A. Wade

                  with copies to:

                           Gardner, Carton & Douglas
                           321 North Clark Street, Suite 3400
                           Chicago, IL  60610
                           Telecopy No.:  (312) 644-3381
                           Attention:       George C. McKann

Section 19.       Governing Law and Jurisdiction

         This agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

Section 20.       Counterparts

         This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same Agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 21.       Expenses

         Except as otherwise expressly provided herein or in the Merger Agreement, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

Section 22.       Amendments

         This Agreement may be amended by the parties hereto and the terms and conditions hereof may be waived only by an instrument in writing signed on behalf of



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each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

Section 23.       Assignment

Neither of the parties hereto may sell, transfer, assign or otherwise dispose of any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that Parent may (a) assign any of its rights hereunder to any affiliate and (b) assign its registration rights under Section 8 to any subsequent holder of Option Shares other than a holder who acquired such shares in a sale that was registered under the Securities Act.

                  [Remainder of page intentionally left blank.]



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         IN WITNESS WHEREOF, the parties hereto have caused this Stock Option
Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.


                                  UNIGRAPHICS SOLUTIONS INC.:


                                  By: /s/ Douglas E. Barnett
                                      ----------------------------------------
                                  Name: Douglas E. Barnett
                                        --------------------------------------
                                  Title: Chief Financial Officer
                                         -------------------------------------


                                  ENGINEERING ANIMATION, INC.:

                                  By: /s/ Matthew M. Rizai
                                     -----------------------------------------
                                  Name: Matthew M. Rizai
                                       ---------------------------------------
                                  Title: Chairman and CEO
                                         -------------------------------------






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